Exhibit 10.6

Execution Version

$95,000,000.00

CREDIT AGREEMENT

dated as of May 5, 2008

among

CHENIERE COMMON UNITS HOLDING, LLC,

as Borrower

THE LENDERS PARTY HERETO

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent, Collateral Agent and a Lender

i

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Lender Addendum
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Non-Bank Certificate
Exhibit H	Form of Opinion of Andrews Kurth LLP
Exhibit I	Form of Non-Recourse Guaranty
Exhibit J	Form of Security Agreement
Exhibit K	Form of CESS Intercompany Note
Exhibit L	Form of GCP LP Intercompany Revolving Note
Exhibit M	Form of O&M Amendment

Schedule 3.08	Subsidiaries
Schedule 3.17	Environmental Matters
Schedule 3.18	UCC Filing Offices

CREDIT AGREEMENT dated as of May 5, 2008 (this “Agreement”), among CHENIERE COMMON UNITS HOLDING, LLC, a Delaware limited liability company (the “Borrower”), the LOAN PARTIES signatory hereto, the LENDERS from time to time party hereto and CREDIT SUISSE, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”), as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and as a Lender.

The parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Applicable Rate” shall mean, for any day with respect to any Loan, 16.4581% per annum.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale, lease, license, sub-lease, sublicense, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) (a) by the Borrower to any person of its interest in any of the Units or (b) of any other assets of the Borrower.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean Loans made pursuant to Section 2.02.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures” shall mean, for any period, with respect to any person, (a) the additions to property, plant and equipment and other capital expenditures of such person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such person and its consolidated subsidiaries during such period.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CCTP” shall mean Cheniere Creole Trail Pipeline, L.P., a Delaware limited partnership.

“CCTP Pipeline” shall mean that certain approximately 150-mile take-away pipeline for the Sabine Pass Terminal currently under construction by CCTP.

“CEI” shall mean Cheniere Energy, Inc., a Delaware corporation.

“CESS” shall mean Cheniere Energy Shared Services, Inc., a Delaware corporation.

“CESS Intercompany Note” shall mean that certain intercompany promissory note, substantially in the form of Exhibit K, dated as of the Closing Date, between the Borrower and CESS and evidencing the loan by the Borrower of the proceeds of the Loans to CESS as of the Closing Date.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement (or, in the case of any Person that becomes a Lender after the date of this Agreement, the date upon which such Person becomes a Lender), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement (or, in the case of any Person that becomes a Lender after the date of this Agreement, the date upon which such Person becomes a Lender) or (c) compliance by any Lender (or, for purposes of Section 2.11, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, in the case of any Person that becomes a Lender or a participant after the date of this Agreement, the date upon which such Person becomes a Lender or participant, as the case may be).

“Change of Control” means the occurrence of one or more of the following events:

(a) (a) CEI shall fail to own, directly or indirectly, at least 50% of the voting interests of any of Borrower, CCTP or the general partner of Sabine;

(b) any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Borrower, CQP, CCTP, CEI or Sabine; or

(c) the adoption of any plan or agreement relating to winding up, liquidation or distribution of all or substantially all of the assets of any of the Borrower, CQP, CCTP, CEI or Sabine.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date on which the Loans are made hereunder.

“CMI” shall mean Cheniere Marketing, Inc., a Delaware corporation.

“CMI Transport Agreements” shall mean the Service Agreement, dated June 21, 2007, between CCTP and CMI, the Service Agreement, dated June 21, 2007, between CCTP and CMI as successor by merger to Cheniere Sabine Pass Pipeline, L.P., the Negotiated Rate Agreement, dated June 25, 2007, between CCTP and CMI, and the Negotiated Rate Agreement, dated June 25, 2007, between CCTP and CMI as successor by merger to Cheniere Sabine Pass Pipeline, L.P., each as amended and in effect from time to time in accordance with Section 6.07, and any other customary agreements and arrangements ancillary thereto and entered into in connection therewith.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall at all times include the Pledged Securities and the CESS Intercompany Note.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder as set forth on the Lender Addendum delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Commitments on the Closing Date is $95,000,000.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“CQP” shall mean Cheniere Energy Partners, L.P., a Delaware limited partnership.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other person approved by the Administrative Agent (other than a natural person or the Borrower or any of its Affiliates).

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, threatened Release, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any Permit under Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“Equity Issuance” shall mean any issuance or sale by the Borrower of any Equity Interests of the Borrower or the receipt by the Borrower of any capital contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which the Borrower or any other Loan Party could otherwise be liable; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in liability of the Borrower or any other Loan Party.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or gross receipts (in lieu of net income) as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any branch profits taxes imposed by the United States of America or any political subdivision thereof, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(a)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a) and (d) any United States backup withholding tax required to be withheld or paid as a result of a failure to comply with Section 2.15(d) or (e), as may be applicable.

“Facility” shall mean the Commitments and the Loans made hereunder.

“Fee Letter” shall mean that certain fee letter from the Administrative Agent to the Borrower dated as of April 4, 2008, relating to the payment of the annual administrative agent fee and certain other fees described therein.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such day is not a Business Day, for the Business Day preceding such day, provided that if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Tax Code.

“GAAP” shall mean generally accepted accounting principles in the United States.

“GCP GP” shall mean Cheniere Pipeline GP Interests, LLC, a Delaware limited liability company, and the general partner of CCTP.

“GCP LP” shall mean Grand Cheniere Pipeline, LLC, a Delaware limited liability company, and the limited partner of CCTP.

“GCP LP Intercompany Revolving Note” shall mean the intercompany revolving promissory note, substantially in the form of Exhibit L, dated as of the Closing Date between GCP LP and CESS evidencing availability of revolving loans to GCP LP from CESS in an amount not less than $50,000,000.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another person (including any bank under a letter of credit) pursuant to which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” shall mean CEI.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, or requires removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Holdings” means Cheniere LNG Holdings, LLC, a Delaware limited liability company, and the direct parent of the Borrower.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or services (other than current trade accounts payable incurred in the ordinary course of business), (e) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests in such person, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in, or other relationship with, such other person, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Interest Payment Date” shall mean the 46th day following the end of each calendar quarter (beginning with the calendar quarter ended June 30, 2008) or, if earlier, the Maturity Date. If any Interest Payment Date falls on a day other than a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum in the form of Exhibit E, or such other form as may be supplied by the Administrative Agent, to be executed and delivered by such Lender on the Closing Date.

“Lenders” shall mean (a) the persons that deliver a Lender Addendum on or prior to the Closing Date (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Security Documents, the Non-Recourse Guaranty, and the Fee Letter.

“Loan Parties” shall mean the Borrower, Holdings, CEI, CCTP, GCP LP and GCP GP.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Article II.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse condition or material adverse change in or materially affecting (a) the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of CEI and its consolidated Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Agent or the Secured Parties thereunder.

“Maturity Date” shall mean the date which is the eighteen-month anniversary of the Closing Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary broker’s fees or commissions, legal fees, transfer and similar taxes incurred by the Borrower in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the Borrower in connection therewith.

“Non-Recourse Guaranty” shall mean the Non-Recourse Guaranty, in the form of Exhibit I, to be executed and delivered by CEI prior to the Closing Date.

“O&M Services Agreement” shall mean the Operating and Maintenance Services Agreement dated November 26, 2007 between CCTP and Cheniere LNG O&M Services, L.P., a Delaware limited partnership, as amended pursuant to a Letter Agreement substantially in the form attached hereto as Exhibit M, and as may be further amended from time to time in accordance with Section 6.07.

“Obligations” shall mean all obligations defined as “Obligations” in the Security Agreement.

“Organizational Documents” shall mean (i) with respect to any corporation, its articles or memorandum of association certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Paying Agent” shall have the meaning assigned to such term in Article VIII.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit F or any other form approved by the Collateral Agent.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.

“Permitted Indebtedness” shall have the meaning assigned to such term in Section 6.01.

“Permitted Investments” means any one or more of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Lien” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pledge Agreement” shall mean the Pledge Agreement, substantially in the form of Exhibit D, to be executed and delivered by the Borrower, Holdings, GCP LP and GCP GP.

“Pledged Securities” shall mean the “Pledged Securities” as defined in the Security Agreement and the Pledge Agreement, collectively.

“Real Property” shall mean all real property owned or leased from time to time by CEI or any of its Subsidiaries (including the other Loan Parties).

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing at least a majority of the sum of all Loans outstanding and Commitments at such time.

“Requirement of Law” shall mean as to any person, the governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.

“Responsible Officer” of any person shall mean any chief operating officer, chief executive officer, other executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash or other property, but excluding any dividend consisting solely of securities of the Borrower) with respect to the Units or any Equity Interests in the Borrower, or any payment (whether in cash or other property, but excluding any dividend consisting solely of securities of the Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

“Sabine” shall mean Sabine Pass LNG, L.P., a Delaware limited partnership.

“Sabine Notes” shall mean Sabine’s senior secured notes in an aggregate principal amount of $2,032,000,000, consisting of $550,000,000 of 7.25% Senior Secured Notes due 2013 and $1,482,000,000 of 7.50% Senior Secured Notes due 2016.

“Sabine Pass Balancing Agreement” shall mean the Operational Balancing Agreement dated February 7, 2008 between CCTP and Sabine, as amended and in effect from time to time in accordance with Section 6.07.

“Sabine Pass Terminal” shall mean the liquefied natural gas receiving terminal in western Cameron Parish, Louisiana on the Sabine Pass Channel.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Agreement” shall mean the Security Agreement, in the form of Exhibit J, to be executed and delivered by the Borrower prior to the Closing Date.

“Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement and each of the other pledges, consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.08 or 5.09.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, (b) the borrowings hereunder and the use of proceeds thereof, (c) the granting of Liens pursuant to the Security Documents, (d) the execution, delivery and performance of the Non-Recourse Guaranty and (e) any other transactions related to or entered into in connection with any of the foregoing.

“UCC” shall mean the Uniform Commercial Code.

“Units” shall have the meaning assigned to such term in Section 4.01(b).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Articles V or VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Articles V or VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by or in respect of the Borrower, CEI or any of its Subsidiaries pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S X under the Securities Act, together with those adjustments that (a) have been certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions, (b) are based on reasonably detailed written assumptions and (c) are reasonably acceptable to the Administrative Agent.

ARTICLE II.

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount equal to its Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing made by the Lenders on the same Business Day ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Each Lender shall make its Loan on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 Noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

SECTION 2.03. Borrowing Procedure. In order to request the Borrowing to be made on the Closing Date, the Borrower shall hand deliver, fax or email by “pdf” or similar format to the Administrative Agent a duly completed Borrowing Request not later than 5:00 p.m., New York City time, on the Business Day before the proposed Borrowing. Such written Borrowing Request shall specify the following information: (i) the date of the Borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(b)); and (iii) the amount of the Borrowing; provided, however, that, notwithstanding any contrary specification in the Borrowing Request, the requested Borrowing shall comply with the requirements set forth in Section 2.02. The Administrative Agent shall promptly advise the applicable Lenders of the notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender made to the Borrower as provided in Section 2.08.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of the sum received by the Administrative Agent hereunder from or on behalf of the Borrower in respect of interest and principal (and any other amounts) and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement and (ii) if there is any conflict between such accounts and the Register, the Register shall govern.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its permitted assigns and in a form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its permitted assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times from time to time agreed to separately in writing by the Borrower (or any Affiliate) and the Administrative Agent (the “Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

(c) Any and all amounts paid to the Administrative Agent for the benefit of the Lenders hereunder or under any Loan Document shall be deemed paid by the Borrower (or the Guarantor, as the case may be) to the Lenders on the date such amounts are paid to the Administrative Agent in accordance with Section 2.14 and otherwise pursuant to this Agreement or such Loan Document, and the Borrower shall not be liable to any Lender for such amounts paid to the Administrative Agent, but not forwarded by the Administrative Agent to such Lender pursuant to this Agreement.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) at a rate per annum equal to the Applicable Rate.

(b) Interest on each Loan shall be payable on the Interest Payment Dates, except as otherwise provided in this Agreement, in an amount equal to the interest accrued after the Closing Date during the most recently ended calendar quarter.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder or under any other Loan Document, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) at the rate otherwise applicable to Loans hereunder pursuant to Section 2.06 plus 2.00% per annum.

SECTION 2.08. Repayment of Loans. All Loans then outstanding shall be due and payable on the Maturity Date, together with accrued and unpaid interest and Fees on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.08 shall be subject to Section 2.12, but shall otherwise be without premium or penalty.

SECTION 2.09. Voluntary Prepayments. (a) The Borrower shall have the right at any time and from time to time from and after the Closing Date to prepay the Loans, in whole or in part, upon at least one Business Day’s prior telephonic notice promptly confirmed by written or fax notice to the Administrative Agent before 12:00 Noon, New York City time; provided, however, that each such partial prepayment made pursuant to this Section 2.09(a) shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.09 shall be without premium or penalty. All prepayments under this Section 2.09 shall be accompanied by accrued and unpaid interest and Fees on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.10. Mandatory Prepayments. (a) Not later than the third Business Day following the completion of any Asset Sale, or the occurrence of any Recovery Event by the Borrower, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay the outstanding Loans in accordance with Section 2.10(f).

(b) In the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply 100% of the Net Cash Proceeds therefrom to prepay outstanding Loans in accordance with Section 2.10(f).

(c) In the event that the Borrower shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of the Borrower (other than Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.10(f).

(d) In the event that the Borrower shall receive any distributions on account of its interest in the Units in an amount in excess of a quarterly payment of $0.425 per Unit, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such distribution, prepay outstanding Loans in accordance with Section 2.10(f) in an aggregate principal amount equal to 50% of such excess cash proceeds.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.10, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings pursuant to this Section 2.10 shall be without premium or penalty.

(f) Mandatory prepayments of outstanding Loans under this Agreement shall be applied to prepay the principal balance of the outstanding Loans. The corresponding accrued and unpaid interest on the principal amount of the Loans so prepaid shall be payable on the next Interest Payment Date; provided that if such mandatory prepayment causes the principal amount of the Loans to be prepaid in full, such payment shall be accompanied by accrued and unpaid interest and Fees on the principal amount being prepaid to but excluding the date of payment.

SECTION 2.11. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent or

(ii) impose on any Lender or the Administrative Agent any other condition affecting this Agreement,

and the result of any of the foregoing shall be to increase the cost to any Lender or the Administrative Agent or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Administrative Agent to be material, then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, in accordance with clause (c) below such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s capital or on the capital of such Lender’s or the Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender, the Administrative Agent or such Lender’s or the Administrative Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Administrative Agent to be material, then from time to time the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation.

SECTION 2.12. Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal, and each payment of interest on the Loans shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of the Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.13. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.14. Payments. (a) The Borrower shall make each payment (including principal of or interest on the Loans or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. For purposes of computing interest, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day, in the Administrative Agent’s sole discretion. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. All payments hereunder and under each other Loan Document shall be made in Dollars.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.

SECTION 2.15.Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and (iii) the Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower or any other Loan Party shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation hereunder of the Borrower or any other Loan Party or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes pursuant to Section 2.15(a), and in any event within 30 days of any such payment being due, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable written request of the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation. In addition, each Foreign Lender shall (i) furnish on or before it becomes a party to the Agreement either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form), (b) two accurate and complete U.S. Internal Revenue Service Forms W-8ECI (or successor form) or (c) two accurate and complete U.S. Internal Revenue Service Forms W-8IMY (or successor form), together with all applicable accompanying forms, certificates and statements required by that Form W-8IMY, certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit G together with a Form W-8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(e) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full of all amounts due hereunder.

SECTION 2.16. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.11, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15 or (iii) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of (x) all of the Lenders or (y) all of the Lenders affected thereby to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, in the case of replacements of Lenders pursuant to clause (iii) of this Section, that shall agree to execute such proposed amendment, modification or waiver (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) solely with respect to replacements of Lenders pursuant to clauses (i), (ii) or (iii) of this Section, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and such other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.11); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.11 or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.11 in respect of such circumstances or event or shall waive its right to further payments under Section 2.11 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender agrees that in the event it is required to make such an assignment in accordance herewith, such Lender shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04, and in furtherance thereof hereby expressly authorizes the Administrative Agent and the Borrower to execute and deliver such agreement and documentation on behalf of such Lender and any such agreement and/or documentation so executed by the Administrative Agent or the Borrower, as the case may be, shall be effective for purposes of documenting an assignment pursuant to Section 9.04; provided that neither the Administrative Agent nor the Borrower shall be obligated to so execute and deliver such documentation on behalf of such Lender.

(b) If (i) any Lender shall request compensation under Section 2.11 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.15, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.11 or would reduce amounts payable pursuant to Section 2.15, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.17. Termination of Commitments. Unless previously terminated in accordance with the terms hereof, the Commitments shall automatically terminate at the earlier of 5:00 p.m., New York City time, on (i) the Closing Date or (ii) May 12, 2008, if a Borrowing shall not have occurred on or before such time.

ARTICLE III.

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders (unless such representation or warranty indicates that it is made only by a specific Loan Party or group of Loan Parties, in which case such representation or warranty shall apply only to such Loan Party or Loan Parties, as the case may be), that, as of the Closing Date:

SECTION 3.01. Organization; Powers. Such Loan Party (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where any failure to have such qualification would not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party.

SECTION 3.02. Authorization; No Conflicts. The Transactions, the equitization of the CCTP intercompany loans required by Section 4.01(c), and the contributions of the Units required by Section 4.01(b): (a) to the extent required from such Loan Party, have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action of such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party or CQP or Sabine, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture, agreement or other instrument to which such Loan Party or CQP or Sabine is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party (other than Liens created under the Security Documents).

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by such Loan Party and constitutes, and each other Loan Document when executed and delivered by such Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions as they relate to such Loan Party, except for (a) the filing of UCC financing statements, (b) filings required by applicable federal and state securities laws, (c) such as have been made or obtained and are in full force and effect and (d) for such other actions, consents, approvals, registrations, filings and notifications, which if not obtained or made would not reasonably be expected to cause a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheets and statements of income, stockholder’s equity and cash flows of CEI as of and for the fiscal years ended December 31, 2006 and December 31, 2007. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of CEI and its consolidated Subsidiaries as of such date and for such period. Such balance sheet and the notes thereto disclose all material liabilities, direct or contingent, of CEI and its consolidated Subsidiaries as of the date thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred since December 31, 2007 that has caused, or would reasonably be expected to cause, a Material Adverse Effect.

SECTION 3.07. Title to Properties. (a) Each of the Borrower, Holdings, GCP LP and GCP GP represents and warrants that it has good and marketable title to all of the Collateral pledged by it, free and clear of all Liens (other than Permitted Liens); and

(b) CCTP represents and warrants that it has good title to all of its property, free and clear of all Liens (other than Permitted Liens), other than as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.08. Loan Parties. Each of Borrower and CCTP represents and warrants that they have no Subsidiaries. Each of Holdings, GCP LP and GCP GP represents and warrants that Schedule 3.08 sets forth a list of all of its Subsidiaries, including such Subsidiaries’ exact legal name (as reflected in such person’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of such Loan Parties (direct or indirect) therein. Any shares of capital stock or other Equity Interests so indicated on Schedule 3.08 constituting Collateral are fully paid and non-assessable and are owned by each applicable Loan Party, as the case may be, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents). All of the Equity Interests of the Borrower are owned by Holdings, and all Equity Interests of CCTP are held, collectively, by GCP LP and GCP GP. The Units contributed to the Borrower pursuant to Section 4.01(b) have been held by Holdings since the issuance thereof.

SECTION 3.09. Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of such Loan Party, threatened against or affecting such Loan Party or CQP or Sabine or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.10. Agreements. None of the Loan Parties or CQP or Sabine is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound where such default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) Such Loan Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, by such Loan Party for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any of the Loan Parties in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. Such Loan Party is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans funded on the Closing Date to pay the Fees and any other fees and expenses related to the Transactions, and make loans to CESS pursuant to the CESS Intercompany Note for further application to general corporate purposes, including no less than $50,000,000 to be lent from CESS to GCP LP pursuant to the GCP LP Intercompany Revolving Note and contributed to CCTP to fund Capital Expenditures relating to the CCTP Pipeline.

SECTION 3.14. Tax Returns. Such Loan Party has timely filed or timely caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and all such tax returns are correct and complete in all material respects. Such Loan Party has timely paid or timely caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party shall have set aside on its books adequate reserves in accordance with GAAP. Such Loan Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Tax Lien has been filed, and to the knowledge of such Loan Party, no claim is being asserted, with respect to any Tax imposed on such Loan Party. Such Loan Party (a) does not intend to treat the Loans or any of the transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is not aware of any facts or events that would result in such treatment.

SECTION 3.15. No Material Misstatements. Such Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which such Loan Party and its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No information, report, financial statement, exhibit or schedule furnished by such Loan Party to the Administrative Agent or any Lender for use in connection with the transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, such Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16. Employee Benefit Plans. Such Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in material liability of such Loan Party or any of its ERISA Affiliates. The present value of all benefit liabilities under each Benefit Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the fair market value of the assets of such Benefit Plan, and the present value of all benefit liabilities of all underfunded Benefit Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Benefit Plans.

SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 and except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, such Loan Party:

(i) has not failed to comply with any Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;

(ii) has not become a party to any governmental, administrative or judicial proceeding or possesses knowledge of any such proceeding that has been threatened under Environmental Law;

(iii) has not received notice of, become subject to, or is aware of any facts or circumstances that could form the basis for, any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding;

(iv) does not possess knowledge that any Real Property (A) is subject to any Lien, restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law or (B) contains or previously contained Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability;

(v) does not possess knowledge that there has been a Release or threat of Release of Hazardous Materials at or from any Real Property (or from any facilities or other properties formerly owned, leased or operated by CEI or any Subsidiary thereof) in violation of, or in amounts or in a manner that could give rise to liability under, any Environmental Law;

(vi) has not generated, treated, stored, transported, or Released Hazardous Materials from the Real Property (or from any facilities or other properties formerly owned, leased or operated by CEI or any Subsidiary thereof) in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law;

(vii) is not aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated that could (A) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with Environmental Law on the part of such Loan Party or (B) interfere with or prevent continued compliance with Environmental Laws by such Loan Party; or

(viii) has not pursuant to any order, decree, judgment or agreement by which it is bound, assumed the Environmental Liability for any person other than an Affiliate.

SECTION 3.18. Security Documents. Each of the Security Documents to which such Loan Party is a party is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and the proceeds thereof and, upon the earlier of (i) delivery of the Collateral to the Collateral Agent and (ii) filing of financing statements and other required documentation in appropriate form in the offices specified on Schedule 3.18, such security interest shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Secured Parties in such Collateral and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other person.

SECTION 3.19. Labor Matters. As of the Closing Date, there are no strikes or lockouts pending against Sabine Pass Terminal or, to the knowledge of such Loan Party, threatened. Neither such Loan Party, nor to the knowledge of such Loan Party, Sabine, is bound by any collective bargaining agreement.

SECTION 3.20. Liens. Each of Borrower and CCTP represents and warrants that there are no Liens on any of its properties (other than Permitted Liens), and each of Holdings, GCP LP and GCP GP represents and warrants that there are no Liens on any of the Collateral pledged by it (other than Permitted Liens).

SECTION 3.21. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans (or other extension of credit hereunder) and after giving effect to the application of the proceeds of the Loans (or other extension of credit hereunder): (a) the fair value of the assets of such Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Loan Party expects to be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.22. Single Purpose Entity; Separateness. the Borrower represents as follows:

(a) It solely conducts the business contemplated to be conducted by it pursuant to the Loan Documents, and is a party to, and is bound by, solely the Loan Documents to which it is a party, and no other contract, except for banking agreements, process agent agreements and similar agreements not otherwise prohibited under this Agreement which are incidental to conducting its business as permitted hereunder and under their respective Organizational Documents.

(b) It maintains separate bank accounts and separate books of account from the other Loan Parties and all other Persons.

(c) It conducts its business and operations separate and apart from that of any other person (including the owners of its Equity Interests and their Affiliates) and solely in its own name in a manner not misleading to other persons as to its identity, and not identify itself as a division of any other entity, and generally holds itself out as a separate entity, conducts its dealings with third parties (including the owners of its Equity Interests and their Affiliates) on an arm’s length, fair and reasonable basis, and observes all procedures and organizational formalities under applicable law, or pursuant to the terms of its Organizational Documents.

(d) It maintains its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other person.

SECTION 3.23. Indebtedness of CESS and CCTP. CEI represents and warrants that (a) CESS does not have any Indebtedness owing to third parties in an aggregate amount in excess of $1,000,000, and (b) CESS is the payee or beneficiary of all intercompany indebtedness of CCTP converted to equity pursuant to section 4.01(c).

SECTION 3.24. CCTP Contracts. CCTP represents and warrants that it is not a party to any contracts or other arrangements with any of its Affiliates that are not terminable by CCTP without penalty or delay, except for (i) the Sabine Pass Balancing Agreement which may require up to 90 days’ prior written notice for termination, and (ii) the CMI Transport Agreements.

SECTION 3.25. Sabine Pass Terminal Construction and CCTP Pipeline Construction. CEI represents and warrants that, as of April 7, 2008, and to the knowledge (after due inquiry) of management of CEI, that (i) the estimated total cost to construct Sabine’s LNG receiving terminal (as described in CEI’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “CEI 10-K”)) will be approximately $1.4 billion, before financing costs, and Sabine has sufficient funds available to complete such construction, (ii) the estimated total cost to construct Phase 1 of the Creole Trail Pipeline (as described in the CEI 10-K) will be approximately $550 million, before financing costs, and sufficient funds will be available to CCTP (including funds made available from the Loans) to complete such construction, (iii) cool-down and commissioning of the Sabine Pass Terminal is anticipated to be completed in conformity with the deadlines under the applicable provisions of Sabine’s customer terminal use agreements, and (iv) that Phase 1 of the Creole Trail Pipeline is anticipated to be completed and available for operations in the second quarter of 2008.

ARTICLE IV.

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

SECTION 4.01. Closing Date. On the Closing Date:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b) Holdings shall have contributed common limited partner units of CQP (which shall not be less than 10,891,357 common units) (the “Units”) to the Borrower as a capital contribution, on terms satisfactory to the Administrative Agent.

(c) All intercompany Indebtedness of CCTP shall have been converted into equity on terms satisfactory to the Administrative Agent.

(d) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the Closing Date, except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date and (y) to the extent any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects.

(e) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, at the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

(f) The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinion of Andrews Kurth LLP, counsel to the Borrower, substantially to the effect set forth in Exhibit H (i) dated the Closing Date, (ii) addressed to the Administrative Agent and the Lenders (and permitting reliance by Eligible Assignees) and (iii) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated herein, and the Borrower hereby requests such counsel to deliver such opinions.

(g) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, limited partnership agreement or operating agreement, as the case may be, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below (such by-laws, limited partnership agreement or operating agreement to be in form and substance reasonably satisfactory to the Administrative Agent), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers, as the case may be, of each of the Loan Parties authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and the granting of the Liens contemplated to be granted under the Security Agreement or the Pledge Agreement, as the case may be, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent or the Lenders may reasonably request.

(h) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) through (e) of this Section 4.01.

(i) The Administrative Agent shall have received (i) this Agreement and each of the other Loan Documents, each executed and delivered by a duly authorized officer of the Loan Parties party thereto, (ii) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(j) The Collateral Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date perfected Liens on the Collateral (subject only to Permitted Liens) and shall have received such other reports, documents and agreements as the Collateral Agent shall reasonably request and which are customarily delivered in connection with security interests in assets of the type subject to the Lien purported to be created by the Security Documents.

The Pledged Securities and the CESS Intercompany Note shall have been duly and validly pledged to the Collateral Agent, for the ratable benefit of the Secured Parties, under the applicable Security Agreement or Pledge Agreement, as the case may be, and certificates representing such Pledged Securities and the CESS Intercompany Note, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent, for the benefit of the Secured Parties.

(k) The Collateral Agent shall have received a duly executed Perfection Certificate dated on or immediately prior to the Closing Date. The Collateral Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Loan Parties, and such search shall reveal no Liens on the Collateral or any assets of CCTP, except for Permitted Liens and Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Collateral Agent.

(l) After giving effect to the Transactions, none of the Borrower or CCTP shall have outstanding Indebtedness, other than the Loans hereunder and Indebtedness permitted under Section 6.01.

(m) The Administrative Agent shall have received the financial statements described in Section 3.05.

(n) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying that the Borrower, after giving effect to the Transactions, is solvent.

(o) All material governmental and third party consents and approvals with respect to the Transactions shall have been obtained, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions, the CCTP Pipeline or the Sabine Pass Terminal.

(p) The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information requested by the Administrative Agent and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(q) All costs, fees, expenses (including reasonable legal fees and expenses) and other compensation payable to the Administrative Agent or the Lenders on or prior to the Closing Date shall have been paid to the extent due (including amounts owed pursuant to the Fee Letter), so long as the same shall have been invoiced prior to the Closing Date.

(r) The Administrative Agent shall have received an executed Federal Reserve Form G-3 and an executed Federal Reserve Form U-1 from the Borrower regarding the use of proceeds of the Loans.

(s) The Administrative Agent shall be satisfied, in its discretion, with the results of its legal due diligence with respect to the Loan Parties and the Transactions.

(t) CCTP shall have amended the O&M Services Agreement to reflect that the O&M Services Agreement shall be terminable by CCTP without penalty or delay, on terms satisfactory to the Administrative Agent.

(u) The Administrative Agent shall have received a true and original copy of the GCP LP Intercompany Revolving Note, executed and delivered by duly authorized officers of GCP LP and CESS.

ARTICLE V.

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will:

SECTION 5.01. Existence; Businesses and Properties. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations and Intellectual Property material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; comply with the terms of, and enforce its rights under, each material lease of real property and each other material agreement so as to not permit any material uncured default on its part to exist thereunder; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(c) Do or cause to be done to (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of the Borrower, (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of the Borrower, and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings or undertake actions by written consent to authorize and approve the Borrower’s actions, and any such meetings will be separate from those of other entities.

SECTION 5.02. Obligations and Taxes. Other than in respect of the amounts of those certain taxes being contested in good faith as described in Section 3.14, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and there is no risk of forfeiture of such property.

SECTION 5.03. Financial Statements, Reports, etc. Furnish to the Administrative Agent (who will furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of CEI and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of CEI and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the foregoing information shall be deemed to have been furnished to the Administrative Agent when filed by the Borrower in electronic format with the SEC and made available on EDGAR;

(b) within 45 days after the end of each fiscal quarter, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of CEI and its Consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, certified as fairly presenting the financial condition and results of operations of CEI and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing information shall be deemed to have been furnished to the Administrative Agent when filed by the Borrower in electronic format with the SEC and made available on EDGAR;

(c) within 60 days after the end of each fiscal quarter, the quarterly and/or annual (as the case may be) balance sheet and income statement of the Borrower as of the close of such period prepared by management in the ordinary course, certified by a Financial Officer as fairly presenting the financial condition and results of operations of the Borrower;

(d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of CEI or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(e) promptly upon completion of the construction of the CCTP Pipeline, a notice of completion certified by a Responsible Officer of CCTP; and

(f) promptly, upon the request of the Administrative Agent, the most recent progress report on the CCTP Pipeline, provided that the Borrower shall not be required to provide such progress report more than once per calendar month.

SECTION 5.04. Litigation and Other Notices. Furnish to the Administrative Agent (who will furnish such information to the Lenders):

(a) prompt written notice of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) prompt written notice of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Borrower or any other Loan Party or CQP or Sabine that would reasonably be expected to result in a Material Adverse Effect;

(c) prompt written notice of the occurrence of any ERISA Event described in clause (b) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any other Loan Party in an aggregate amount exceeding $5,000,000;

(d) any notice delivered by or on behalf of Sabine to the holders of the Sabine Notes concurrently therewith; and

(e) prompt written notice of any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.05. Information Regarding Collateral. Furnish to each of the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to the Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal existence or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise and all other actions have been taken that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify each of the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged, destroyed, abandoned or otherwise compromised.

SECTION 5.06. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower at reasonable times, but no more than twice annually, or, if an Event of Default has occurred and is continuing, as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower, as the case may be, with the officers thereof and independent accountants therefor all at such reasonable times as may be requested; it being understood, for the avoidance of doubt, that disclosure of any information that the Borrower reasonably considers to be a trade secret or similar confidential information is subject to the provisions of Section 9.16.

SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13.

SECTION 5.08. Additional Collateral, etc. With respect to any Collateral created, developed, or acquired after the Closing Date as to which the Collateral Agent does not have a first priority perfected security interest for the benefit of the Secured Parties, promptly (and, in any event, within 10 days following the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Agreement or such other Security Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.

SECTION 5.09. Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral

Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower which may reasonably be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from the Borrower or any of the other Loan Parties, as the case may be, for such governmental consent, approval, recording, qualification or authorization.

SECTION 5.10. Single Purpose Entity; Separateness. (a) The Borrower shall solely conduct the business contemplated to be conducted by it pursuant to the Loan Documents, shall have no outstanding Indebtedness or other liabilities (other than the Permitted Indebtedness), and shall be a party to, and be bound by, solely the Loan Documents to which it is a party, and no other contract, except for banking agreements, process agent agreements and similar agreements not otherwise prohibited under this Agreement which are incidental to conducting its business as permitted hereunder and under their respective Organizational Documents.

(b) The Borrower shall have no Subsidiaries.

(c) The Borrower shall maintain separate bank accounts and separate books of account from the other Loan Parties and all other Persons.

(d) The Borrower shall conduct its business and operations separate and apart from that of any other person (including the owners of its Equity Interests and their Affiliates) and solely in its own name in a manner not misleading to other persons as to its identity, and not identify itself as a division of any other entity, and shall generally hold itself out as a separate entity, correct any known misunderstanding regarding its separate identity, conduct its dealings with third parties (including the owners of its Equity Interests and their Affiliates) on an arm’s length, fair and reasonable basis, and observe all procedures and organizational formalities under applicable law, or pursuant to the terms of its Organizational Documents.

(e) The Borrower shall not commingle or pool its funds or other assets with those of any other person and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other person.

(f) The Borrower shall not pay, guarantee, become obligated for, hold out its credit as being available to satisfy, or pledge its assets to secure the obligations or liabilities of any other person (other than the pledge of the Borrower’s assets pursuant to the Security Agreement).

ARTICLE VI.

Negative Covenants

The Borrower and each of the other Loan Parties, as applicable, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document have been paid in full, the Borrower and such Loan Party will abide by the following negative covenants.

SECTION 6.01. Indebtedness. The Borrower and CCTP shall not incur, create, assume or permit to exist any Indebtedness, except the following (“Permitted Indebtedness”):

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) in the case of CCTP, Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business; and

(c) Indebtedness of CCTP arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly covered by CCTP.

SECTION 6.02. Liens. (a) The Borrower and CCTP shall not create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (each, a “Permitted Lien”):

(i) any Lien created under the Loan Documents;

(ii) judgment Liens securing judgments not constituting an Event of Default under Article VII;

(iii) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens; provided that (i) the applicable deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or CCTP, as the case may be, in excess of those set forth in regulations promulgated by the Board and (ii) the applicable deposit account is not intended by the Borrower or CCTP, as the case may be, to provide collateral or security to the applicable depositary institution or any other person;

(iv) in the case of CCTP, statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the development, operation and maintenance of the CCTP Pipeline and its related properties and operations each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(v) Liens incurred on the assets of CCTP in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of CCTP’s assets on account thereof;

(vi) contractual Liens which arise in the ordinary course of the business of CCTP pursuant to agreements which are usual and customary in the oil and gas pipeline business (exclusive of obligations for the payment of borrowed money or other Indebtedness) and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause shall not materially impair the use of the property covered by such Lien for the purposes for which such property is held or materially impair the value of such property subject thereto;

(vii) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of CCTP for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held or materially impair the value of such property subject thereto; or

(viii) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; and

(b) Borrower, GCP LP, GCP GP and Holdings shall not create, incur, assume or permit to exist any Liens on the Pledged Securities owned by them other than Liens granted pursuant to the Pledge Agreement.

SECTION 6.03. Sale and Lease-Back Transactions. The Borrower shall not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 6.04. Investments, Loans and Advances. The Borrower shall not purchase, hold or acquire any Equity Interests, evidence of Indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other person (all of the foregoing, “Investments”), except (i) Permitted Investments, (ii) the Units and (iii) the lending of the proceeds of the Loans to CESS pursuant to the CESS Intercompany Note.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions; Issuance of Equity. (a) The Borrower shall not merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease, license, abandon, cancel, permit to lapse, assign, convey, transfer or otherwise dispose of (in one transaction or in a series of transactions) any assets (whether now owned or hereafter acquired) of the Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person; provided that the Borrower may sell, transfer or otherwise dispose of Units not constituting all or substantially all of the assets of the Borrower at a price no less than $10.32 per Unit.

(b) The Borrower shall not issue or sell any Equity Interest, other than to Holdings.

(c) CCTP shall not sell, transfer, assign, convey or otherwise dispose of any of its assets (i) for net cash proceeds in excess of $15,000,000 in the aggregate after the Closing Date or (ii) if as a result thereof, the operation of the CCTP Pipeline would be materially impaired; provided that no such sales, transfers, assignments, conveyances or disposals shall be to an Affiliate of any Loan Party or made in exchange for other non-cash consideration in addition to any such net cash proceeds.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) The Borrower shall not declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment with respect to the Equity Interests in the Borrower, or incur any obligation (contingent or otherwise) to do so, other than (i) the initial distribution of the proceeds of the Loans, (ii) the distribution to Holdings of distributions declared on the Units by CQP with respect to the quarter ended March 31, 2008, (iii) the distribution to Holdings, on the Interest Payment Date immediately succeeding June 30, 2008, of the pro rata portion of the distributions on the Units declared by CQP received by the Borrower (in an amount equal to the interest on the Loans that would have accrued had the Loans been outstanding during the entirety of such quarter), corresponding to the days during the quarter ended June 30, 2008 prior to the Closing Date, and (iv) on any Interest Payment Date, provided no Default or Event of Default has then occurred and is continuing, the distribution to Holdings of 50% of the portion of any distributions received by the Borrower on the Units in excess of the Applicable Rate due and payable on the Loans on such Interest Payment Date, provided such excess distributions do not consist of proceeds of asset sales made by persons whose Equity Interests are held directly or indirectly by CQP, but rather have been received by CQP as a result of ongoing operations of such persons (including through the release of construction reserves or similar amounts held by such persons).

(b) The Borrower shall not enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that the foregoing shall not apply to restrictions or conditions imposed by law or by any Loan Document.

SECTION 6.07. Transactions with Affiliates. (a) The Borrower shall not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, other than the Equity Issuances to Holdings and the CESS Intercompany Note.

(b) CCTP shall not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is either (i) a distribution from CCTP to the holders of its Equity Interests, (ii) a transaction with CMI regarding the development, operation and/or management of the CCTP Pipeline, (iii) a transaction in which CCTP and such Affiliate are currently engaged as of the Closing Date or (iv) on terms no less favorable in all material respects to CCTP than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or, if no comparable arm’s length transaction with a Person that is not an Affiliate is available, then on terms that are determined by the general partner of CCTP to be fair in light of all factors considered by such general partner to be pertinent to CCTP.

(c) CCTP shall not enter into, or suffer to exist, any contract or other arrangement with any of its Affiliates, unless such transaction is by its terms terminable without penalty or delay by CCTP (except as any such contract or arrangement may be required to continue pursuant to FERC or other applicable regulatory order), other than the Sabine Pass Balancing Agreement, which may require up to 90 days’ prior written notice for termination, and the CMI Transport Agreements.

(d) Except as required by applicable laws, regulations, rules and orders of the FERC, CCTP shall not amend, modify, or permit the amendment or modification of (or replace any CMI Transport Agreement, or enter into any new CMI Transport Agreement, in a manner that would have the effect of so amending or modifying), any economic term in any CMI Transport Agreement providing for fixed transmission service or ancillary to, or made in connection with, any other CMI Transport Agreement providing for fixed transmission service, in a manner that would reduce the economic return to CCTP under the CMI Transport Agreements in any calendar quarter by more than 25% as compared to the terms of the CMI Transport Agreements as in effect on the date hereof, without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld); provided, that nothing in this Section 6.07(d) shall restrict CCTP from (a) replacing all or any portion of a CMI Transport Agreement providing for fixed transmission service with a CMI Transport Agreement providing only for interruptible transmission service, or (b) entering into an agreement with a non-Affiliate, whether such replacement contract provides for fixed or interruptible transmission service, regardless of the effect of (a) or (b) immediately above upon the actual or anticipated economic return to CCTP under the CMI Transportation Agreements in any calendar quarter.

SECTION 6.08. Business of the Borrower. The Borrower shall not (i) engage in any business activity, except those business activities (A) engaged in on the date of this Agreement and (B) related to performing its obligations under the Loan Documents and (ii) take any action or conduct its affairs in a manner, which is likely to result in the separate existence of the Borrower from any Affiliate of the Borrower being ignored by any court of competent jurisdiction.

SECTION 6.09. No Subsidiaries or Joint Ventures. Neither the Borrower nor CCTP shall create, form, acquire or permit to exist any direct or indirect Subsidiary or enter into any partnership (other than, in the case of the Borrower, CQP) or joint venture, or own any Equity Interests of any Person (other than, in the case of the Borrower, CQP).

SECTION 6.10. Amendments or Waivers of Organizational Documents or Intercompany Loans. The Borrower shall not agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or those of CQP in a manner adverse to the Secured Parties without in each case obtaining the prior written consent of the Administrative Agent to such amendment, restatement, supplement or other modification or waiver. The Borrower shall not agree to, or permit to exist, any amendment, restatement, supplement or other modification to, or waiver of, the CESS Intercompany Note in a manner adverse to the Secured Parties without in each case obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver. GCP LP shall not agree to, or permit to exist, any amendment, restatement, supplement or other modification to, or waiver of, the GCP LP Intercompany Revolving Note in a manner adverse to the Secured Parties without in each case obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

SECTION 6.11. Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.12. Equity Interest in CCTP. None of GCP LP, GCP GP or Holdings, as applicable, shall sell, transfer or otherwise dispose of any Equity Interests in CCTP or the Borrower; provided that GCP LP and/or GCP GP may, upon prior written notice to the Administrative Agent and the Collateral Agent, transfer their Equity Interest, in whole or in part, in CCTP to another entity controlled by CEI so long as such Equity Interests in CCTP shall remain subject to a first priority perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties and the transferee of such Equity Interests in CCTP becomes a party hereto and a party to the Pledge Agreement and any other relevant Loan Document, as applicable, as if such transferee were the original party thereto instead of the transferor.

ARTICLE VII.

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Sections 5.01(a), 5.03 or 5.07 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days;

(f) CEI, CQP, Holdings or Sabine shall default in the observance or performance of any agreement or condition relating to any Indebtedness (including any Guarantee of Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (x) any disposition of assets giving rise to a repayment or prepayment obligation on Indebtedness secured by such assets and (y) the issuance of Equity Interests or Indebtedness giving rise to a repayment obligation with respect to the proceeds of such issuance, provided in each case such payment is timely made), the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or (in the case of any Guarantee of Indebtedness) to become due or payable in respect of any such accelerated Indebtedness; provided, that a default, event or condition described in this clause (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this clause (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party, or of a substantial part of the property or assets of such Loan Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property or assets of such Loan Party or (iii) the winding-up or liquidation of any Loan Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property or assets of such Loan Party, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of such Loan Party to enforce any such judgment;

(j) an ERISA Event described in clause (b) of the definition thereof shall have occurred or any other ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Loan Party and its ERISA Affiliates in an aggregate amount exceeding $10,000,000;

(k) any Guarantee under the Non-Recourse Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms), or the Guarantor shall deny that it has any further liability under its Guarantee (other than as a result of the discharge of the Guarantor in accordance with the terms of the Loan Documents);

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected and, with respect to the Secured Parties, first priority Lien on any Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent (i) to maintain possession of certificates representing Equity Interests pledged under the Pledge Agreement or (ii) to file or continue any financing statement with respect to the Collateral; or

(m) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: the Administrative Agent may, and at the request of the Required Lenders shall, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to them under the Non-Recourse Guaranty or to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to them under the Non-Recourse Guaranty or to a secured party under the Security Documents or applicable law or in equity.

ARTICLE VIII.

The Agents

Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf, including the execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the

Agents are hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Security Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any of their respective Affiliates as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any of the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that during the existence and continuance of an Event of Default no such consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent. In addition, notwithstanding the effectiveness of a resignation by the Administrative Agent hereunder, (a) the retiring Administrative Agent may, in its sole discretion, continue to provide the services of the Administrative Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Administrative Agent acting in such capacity, the “Paying Agent”), (b) the term “Administrative Agent” when used in connection with any such functions shall be deemed to mean such retiring Administrative Agent in its capacity as the Paying Agent and (c) such retiring Administrative Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Administrative Agent hereunder.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction in, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX.

Miscellaneous

SECTION 9.01.Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower to Cheniere Common Units Holding, LLC, 700 Milam Street, Suite 800, Houston, Texas 77002, Attention: Graham McArthur, Treasurer, Facsimile No.: (713) 375-6290, Telephone No.: (713) 375-5290;

(ii) if to the Administrative Agent or the Collateral Agent, to Credit Suisse, Eleven Madison Avenue, OMA-2, New York, NY 10010, Attention of Agency Group Manager (Fax No. (212) 322-2291); and

(iii) if to a Lender, to it at its address (or fax number) set forth in the Lender Addendum or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto or set forth in its Administrative Questionnaire;

provided that, upon receipt of prior consent from the Administrative Agent, any notice delivered by the Borrower pursuant to Article II may be delivered via email (to be promptly confirmed by written or fax notice).

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by fax shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions hereof.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any such other party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.15 and 9.05 and Article VIII shall survive and remain operative and in full force and effect regardless of the expiration or termination of this Agreement (or any provisions hereof), the consummation of the Transactions, the repayment of any Loan, the expiration or termination of the Commitments, the invalidity or unenforceability of any provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the other Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and the Borrower shall be provided a notice thereof (failure to deliver such notice shall not invalidate such assignment), (ii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment); provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (iv) the Eligible Assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.15 and 9.05, as well as to any Fees or other amounts accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Eligible Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any other Loan Party or the performance or observance by the Borrower or any other Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such Eligible Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the financial information referred to in Section 3.05 or delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such Eligible Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such Eligible Assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such Eligible Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York (i) a copy of each Assignment and Acceptance delivered to it and (ii) a register for the recordation of the names and addresses of each Lender, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, an Administrative Questionnaire completed in respect of the Eligible Assignee (unless the Eligible Assignee shall already be a Lender hereunder), all applicable tax forms and the written consent of the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.11 and 2.15 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing the Guarantor or all or any substantial part of the Collateral).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the Eligible Assignee or participant or proposed Eligible Assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such Eligible Assignee or participant or proposed Eligible Assignee or participant shall execute an agreement whereby such Eligible Assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Eligible Assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket costs and expenses incurred by the Administrative Agent and the Collateral Agent in connection with the closing and syndication of the Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including in each case the fees, disbursements and other charges of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, disbursements and other charges of any counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of

Hazardous Materials on any property owned or operated by any of the Loan Parties, or any Environmental Liability related in any way to any of the Loan Parties; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent and the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent and the Collateral Agent. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, subject to consent of the Administrative Agent, not to be unreasonably withheld, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of, or date for the payment of any interest or principal on, any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, or (ii) increase or extend the Commitment of any Lender, or decrease or extend the date for payment of any Fees payable to such Lender, without the prior written consent of such Lender, or (iii) amend or modify the pro rata requirements of Section 2.12, the mandatory prepayment provisions of Section 2.10, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders,” without the prior written consent of each Lender, or (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC, or (v) release all or any substantial part of the Collateral without the prior written consent of each Lender or (vi) release any Guarantor, without the prior written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders ) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of, and to not use (other than in connection with the Transactions) the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National

Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective Eligible Assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.

SECTION 9.17. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.19. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHENIERE COMMON UNITS HOLDING, LLC, as Borrower

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE ENERGY, INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE LNG HOLDINGS, LLC , as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE PIPELINE GP INTERESTS, LLC, as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

GRAND CHENIERE PIPELINE, LLC, as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE CREOLE TRAIL PIPELINE, L.P., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH , as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Robert Nydegger
Name:	Robert Nydegger
Title:	Managing Director

By:	/s/ Damien Dwin
Name:	Damien Dwin
Title:	Director